Exhibit 10.19

SECOND AMENDMENT TO THE

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS SECOND AMENDMENT (this “Amendment”) to the License, Development and Commercialization Agreement (as hereinafter defined), is effective as of the 1st day of February 2013 (the “Second Amendment Effective Date”), by and between Bayer Pharma AG (formerly known as Bayer Schering Pharma AG), a German corporation, with a place of business at Muellerstrasse 178, Berlin 13342, Germany (“Bayer”), and Syndax Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 460 Totten Pond Road, Suite 650, Waltham, Massachusetts 02451, USA (“Licensee”).

WHEREAS, Bayer and Licensee entered into that certain License, Development and Commercialization Agreement dated as of March 26, 2007, as amended (the “License Agreement”); and

WHEREAS, Bayer and Licensee desire to amend the License Agreement to provide for a perpetual, irrevocable license following expiration of the term of the License Agreement and to grant sublicensees an option to acquire a direct license in the event that the License Agreement is terminated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Bayer and Licensee mutually agree as follows:

1. Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the License Agreement.

2. Effective Date. This Amendment shall become effective as of the Second Amendment Effective Date.

3. Post-Expiration License Rights. The following sentences are hereby added at the end of Section 12.1:

“Upon expiration of the Agreement the license granted under this Agreement shall become fully paid-up, exclusive, irrevocable, freely sublicensable, assignable and transferable. For clarity, any country in the Territory in which the Royalty Term has not commenced as of the expiration of the last to expire Bayer Patent containing a Valid Claim in such country in the Territory shall be ignored for purposes of determining whether the Royalty Term has expired in all countries within the Territory.”

4. Survival of Sublicenses. The following is hereby added as a new Section 12.6.4:

“12.6.4. Survival of Sublicenses.

12.6.4.1. In the event that this Agreement is terminated for any reason, any sublicense granted by Licensee to a Sublicensee shall, at the election of such Sublicensee, survive such termination in accordance with the provisions of this Section 12.6.4, provided that such Sublicensee is at the time in full compliance with the terms of the applicable sublicense agreement.

12.6.4.2. Upon termination of this Agreement, Bayer shall automatically be deemed to have entered into a license agreement with Sublicensee pursuant to which it grants a license under the Bayer Intellectual Property (a “Direct License”) directly to such Sublicensee. Each Direct License shall be subject to the same terms and conditions as those in such Sublicense Agreement, including but not limited to scope, sublicense territory, duration of sublicense grant, financial and diligence obligations, in each case to the extent that such sublicense agreement provisions are not in conflict with the terms of this Agreement or applicable federal, state or local laws or regulations. In no event shall Bayer (a) be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by Licensee or (b) have any obligations to such Sublicensee other than Bayer’s obligations to Licensee as set forth herein. Notwithstanding of the foregoing, in no event shall Sublicensee be required to make any monetary payment(s) under the Direct License in excess of such monetary payment(s) that, had this Agreement not been terminated, Licensee would have been required to make under this Agreement as a result of the activities of such Sublicensee including without limitation Sublicensee’s pro-rata share (based on aggregate annual Net Sales of the Product) of any sales milestone payment due pursuant to Section 6.3.3. At a Sublicensee’s request, Bayer as soon as practicable shall sign a written license agreement with such Sublicensee to memorialize the terms of the Direct License, which written agreement shall be fully consistent with this Section 12.6.4 and the Sublicense Agreement.

12.6.4.3. Each Sublicensee shall be an intended third party beneficiary of this Section 12.6.4, to the extent such Sublicensee exercises its option under this Section 12.6.4.”

5. Effect of Amendment. Except as expressly amended in this Amendment, all terms and conditions of the License Agreement shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as indicated by the signatures below.

BAYER PHARMA AG		SYNDAX PHARMACEUTICALS, INC.

By:	/s/ Andreas Fibig	By:	/s/ Arelene M. Morris

Name:	Andreas Fibig	Name:	Arlene M. Morris

Title:	Chairman of the Board of Management	Title:	Chief Executive Officer

By:	/s/ Karl Ziegelbauer

Name:	Karl Ziegelbauer

Title:	Head TRG Oncology/Gynecological Therapy